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[HARRIS LOGO]

FOR IMMEDIATE RELEASE

            HARRIS INTERACTIVE ANNOUNCES EXECUTIVE MANAGEMENT CHANGES
          Dr. Gordon S. Black Retires; Robert E. Knapp Elected Chairman
               Frank J. Connolly Jr. Named Chief Financial Officer
               David B. Vaden Promoted to Executive Vice President

ROCHESTER, NY - JANUARY 4, 2005 - Harris Interactive (Nasdaq:HPOL) announced the following executive management changes:

DR. GORDON S. BLACK
Dr. Gordon S. Black resigned as Executive Chairman on December 31, 2004 concurrent with the expiration of his employment agreement. Dr. Black will continue as a director of the Company. "This was the final step in the succession plan that Gordon and our board put in motion more than two years ago." stated Robert E. Knapp, CEO. "It was Gordon's extraordinary vision and drive that turned our company into the world's leading online research firm. On behalf of all of us at Harris Interactive, I thank him for his leadership and look forward to collaborating with him as a fellow director of the Company," Knapp ended.

ROBERT E. KNAPP
Robert E. Knapp was elected Chairman effective January 1, 2005. Mr. Knapp continues to serve as Chief Executive Officer, the position he has held since joining the company in January 2004.

FRANK J. CONNOLLY JR.
Also effective January 1, 2005, Frank J. Connolly Jr. joined Harris Interactive as Executive Vice President and Chief Financial Officer, reporting to Mr. Knapp. Mr. Connolly has over twenty years of corporate finance experience and was most recently the CFO at Modem Media Inc., an interactive marketing services firm recently acquired by Digitas Inc. Previously, he held senior finance positions at a variety of information and marketing services firms including Donnelly Marketing, a $300 million data base marketing firm and The Dun & Bradstreet Corporation. Prior to D&B, he was a senior consultant with Accenture. Mr. Connolly will also serve as the Company's Treasurer.

"Frank brings a wealth of planning and analysis skills plus deep experience in managing the finance operations of professional and marketing services companies. He is a strong addition to our team and will play a key role in helping us drive profitable growth as we move into the top tier of global market research firms," said Knapp.

Mr. Connolly earned a master's degree in business administration from Cornell University and a Bachelor of Arts degree in economics from the State University of New York at Stony Brook.

As part of his compensation package, Mr. Connolly will receive 300,000 stock options that will be priced at market close on January 3, 2005. One-fourth of the options will vest on January 3, 2006, and 1/36th of the remaining options will vest in each of the 36 months following thereafter. All of the options will fully vest upon a change of control of the Company. The options will expire on January 3, 2015, and may expire earlier upon the occurrence of certain events.
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Bruce A. Newman, CFO at Harris Interactive since 1986, has been named Executive
Vice President, Finance reporting to Mr. Connolly. Mr. Newman will remain Corporate Secretary.

DAVID B. VADEN
David B. Vaden, previously Senior Vice President, Corporate Development and Internet Services, has been promoted to Executive Vice President and will continue to report to Mr. Knapp. "David was the chief architect of our Novatris and WirthlinWorldwide acquisitions and will continue to lead our M&A activities. The efforts of David and his team are essential to achieving our ambitious growth goals," said Knapp. Mr. Vaden will also lead corporate strategy efforts for the Company. "I have asked David to take on the additional role of Chief Strategy Officer to help us develop innovative ways of leveraging our technology and the enormous information available from our online databases, "Knapp added.

EMPLOYMENT AGREEMENTS FILED WITH SEC
Full details of the above changes as well as amendments to the employment agreements of Leonard R. Bayer, EVP and Chief Technology Officer and Gregory T. Novak, President and Chief Operating Officer, have been filed with the Securities and Exchange Commission in a Form 8K dated December 31, 2004.

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ABOUT HARRIS INTERACTIVE(R)
Harris Interactive Inc. (www.harrisinteractive.com), the 15th largest and fastest-growing market research firm in the world, is a Rochester, N.Y.-based global research company that blends premier strategic consulting with innovative and efficient methods of investigation, analysis and application. Known for The Harris Poll(R) and for pioneering Internet-based research methods, Harris Interactive conducts proprietary and public research to help its clients achieve clear, material and enduring results.

Harris Interactive combines its intellectual capital, databases and technology to advance market leadership through U.S. offices and wholly owned subsidiaries:
London-based HI Europe (www.hieurope.com), Paris-based Novatris (www.novatris.com), Tokyo-based Harris Interactive Japan, through newly acquired WirthlinWorldwide (www.wirthlinworldwide.com), a Reston, Virginia-based research and consultancy firm ranked 25th largest in the world, and through an independent global network of affiliate market research companies. EOE M/F/D/V

To become a member of the Harris Poll Online(SM) and be invited to participate in future online surveys, visit www.harrispollonline.com.

CONTACT:
Dan Hucko
Harris Interactive
585.214.7470
800.866.7655 x7470

Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the "Risk Factors" section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.